EXHIBIT 99.1

News Release

Contact:

Ed Holcomb
Corporate Controller
214-891-6546
eholcomb@docucorp.com
For Release:

FOR IMMEDIATE RELEASE
Docucorp Announces Second Quarter Results
DALLAS – February 22, 2006 – Docucorp® International (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced revenues increased ten percent to a record $22.4 million for the second quarter of fiscal year 2006, as compared to $20.3 million for the second quarter of the prior year. Net income for the quarter was $1.2 million, or $0.10 per diluted share, compared to net income of $496,000, or $0.04 per diluted share, for the same period a year ago.
     For the six months ended January 31, 2006, the company reported record revenues of $43.2 million, an eight percent increase compared to $40.0 million for the same period a year ago. Net income for the first six months of fiscal year 2006 was $1.7 million, or $0.15 per diluted share, compared to $1.9 million, or $0.17 per diluted share, for the first six months of fiscal year 2005.
     Compared to the second quarter of the prior fiscal year, software license revenue increased 46 percent to $2.5 million, ASP hosting revenue increased 18 percent to $8.9 million, and maintenance revenue increased two percent to $5.6 million. Professional services revenue decreased two percent to $5.5 million.
     “We’re pleased to report record second quarter revenues, which reflect double-digit growth in software license and ASP hosting,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We have significantly improved profitability and
-MORE-

DOCUCORP, SECOND QUARTER 2006 RESULTS	ADD #1
operating margins in the second quarter by increasing revenues, controlling expenses and improving operational efficiencies.”
About Docucorp
Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including some of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East and Africa regions.
Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.
###
Consolidated Statements of Operations and Balance Sheet follow.
One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©	2006 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months		Six Months
	Ended January 31,		Ended January 31,
	2006	2005	2006	2005
Revenues
ASP hosting	$8,907	$7,541	$16,955	$13,591
Professional services	5,461	5,573	10,833	10,981
License	2,491	1,702	4,526	4,671
Maintenance	5,564	5,479	10,927	10,717

Total revenues	22,423	20,295	43,241	39,960

Cost of revenues
ASP hosting	7,746	6,730	15,106	11,767
Professional services	4,254	4,153	8,387	8,332
License	1,153	1,017	2,327	1,958
Maintenance	341	382	701	727

Total cost of revenues	13,494	12,282	26,521	22,784

Gross profit	8,929	8,013	16,720	17,176

Operating expenses
Product development	2,306	2,220	4,499	4,224
Sales and marketing	2,717	2,878	5,286	5,777
General and administrative	2,011	2,063	4,166	4,002

Total operating expenses	7,034	7,161	13,951	14,003

Income from operations	1,895	852	2,769	3,173

Interest expense	(99)	(172)	(211)	(323)
Other income, net	72	125	177	244

Income before income taxes	1,868	805	2,735	3,094
Provision for income taxes	691	309	1,012	1,191

Net income	$1,177	$496	$1,723	$1,903

Basic net income per share	$0.11	$0.05	$0.16	$0.18

Weighted average basic shares outstanding	10,974	10,580	10,937	10,543

Diluted net income per share	$0.10	$0.04	$0.15	$0.17

Weighted average diluted shares outstanding	11,506	11,626	11,505	11,531

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	January 31,	July 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$11,035	$8,381
Accounts receivable, net of allowance of $377 and $293, respectively	17,350	17,132
Current portion of deferred taxes	170	170
Income tax receivable	248	248
Other current assets	2,368	2,559

Total current assets	31,171	28,490

Property and equipment, net of accumulated depreciation of $22,113 and $20,122, respectively	9,506	10,261
Software development costs, net of accumulated amortization of $28,028 and $25,909 respectively	13,983	13,687
Goodwill	9,842	9,842
Identifiable intangibles, net of accumulated amortization of $207 and $113, respectively	813	907
Other assets	439	448

Total assets	$65,754	$63,635

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,506	$2,423
Accrued liabilities:
Accrued compensation	3,533	3,067
Other	1,413	1,491
Income taxes payable	287	403
Current portion of lease obligations	1,450	1,459
Current portion of long-term debt	3,619	3,617
Deferred revenue	11,970	11,479

Total current liabilities	25,778	23,939

Deferred taxes	5,271	5,178
Long-term lease obligations	1,555	2,303
Long-term debt	1,652	3,462
Other long-term liabilities	1,452	1,224

Commitment and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	48,116	48,035
Treasury stock at cost, 5,234,373 and 5,458,912 shares, respectively	(29,098)	(30,347)
Retained earnings	13,991	12,268
Unearned compensation	(2,636)	(2,100)
Foreign currency translation adjustment	(493)	(493)

Total stockholders’ equity	30,046	27,529

Total liabilities and stockholders’ equity	$65,754	$63,635